Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 27, 2011, except for the stock split disclosure in Notes 1 and 17 and the effects thereof, as to which the date is November 7, 2011, with respect to the consolidated financial statements and financial statement schedules of Mattress Firm Holding Corp. contained in the Prospectus (File No. 333-174830), filed on November 18, 2011, which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Houston, Texas

December 22, 2011